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                                                                    Exhibit 8.02



                       [WILSON SONSINI GOODRICH & ROSATI]




                                 March 20, 1997



OpenVision Technologies, Inc.
7133 Koll Center Parkway
Suite 200
Pleasanton, California  94566

Ladies and Gentlemen:

         We have acted as counsel for OpenVision Technologies, Inc., a Delaware corporation ("OpenVision") in connection with the preparation and execution of the Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of January 13, 1997, among OpenVision, VERITAS Software Corporation, a Delaware corporation ("VERITAS") and VERITAS Software Corporation, a California corporation ("VERITAS California"). This opinion is being delivered to you pursuant to Section 7.11 of the Reorganization Agreement. Pursuant to the Reorganization Agreement, two newly-formed Delaware subsidiaries of VERITAS ("Merger Subs") will merge with and into VERITAS California and OpenVision (the "Mergers"), and VERITAS California and OpenVision will be the surviving corporations. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain United States federal income tax consequences of the Mergers. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the S-4, the Reorganization Agreement (including Schedules and Exhibits), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also reviewed and relied upon certificates of officers of OpenVision and VERITAS respectively (the "Officers' Certificates").

         In connection with rendering this opinion, we have assumed or obtained representations (without any independent investigation) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;
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OpenVision Technologies, Inc.
March 20, 1997
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         3.      All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

         4. The Mergers will be reported by OpenVision, VERITAS and VERITAS California on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

         5. The Stockholders of OpenVision and VERITAS California will not at the Effective Time, have an existing plan or intent to dispose of an amount of VERITAS Common Stock to be received in the Merger (or to dispose of VERITAS California or OpenVision Common Stock in anticipation of the Merger) such that the stockholders of OpenVision and VERITAS California will not receive and retain a meaningful continuing equity ownership in VERITAS that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulations Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and judicial decisions.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Mergers are consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct at the Effective Time, then, for federal income tax purposes, the Mergers will qualify as "reorganizations" as defined in Section 368(a) of the Code.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

         This opinion addresses only the classification of the Mergers as reorganizations under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers).

         No opinion is expressed as to any transaction other than the Mergers as described in the Reorganization Agreement or to any transaction whatsoever, including the Mergers, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the
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OpenVision Technologies, Inc.
March 20, 1997
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terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         This opinion has been delivered to you only for the purposes stated. It may not be relied upon for any other purpose or by any other person or entity including VERITAS or VERITAS California, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Mergers. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                       Very truly yours,



                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation